Exhibit 99.1

Wynn Resorts Announces Pricing of Private Offering of $750 million Aggregate Principal Amount of Wynn Resorts Finance 5.125% Senior Notes due 2029

LAS VEGAS, September 12, 2019 (BUSINESS WIRE) — Wynn Resorts, Limited (“Wynn Resorts”) (NASDAQ: WYNN) announced today the pricing by Wynn Resorts Finance, LLC (formerly known as Wynn America, LLC) (“Wynn Resorts Finance”) and its subsidiary Wynn Resorts Capital Corp. (“Wynn Resorts Capital” and, together with Wynn Resorts Finance, the “Issuers”), each an indirect wholly-owned subsidiary of Wynn Resorts, of $750 million aggregate principal amount of 5.125% Senior Notes due 2029 (the “Notes”) in a private offering.

Concurrently with the issuance of the Notes, Wynn Resorts Finance expects (i) to enter into a new first lien term loan A facility in an aggregate principal amount of up to $1,000 million and a new revolving first lien credit facility in an aggregate principal amount of up to $850 million (together, the “Senior Secured Credit Facilities”) and (ii) to undergo an internal restructuring, after which, Wynn Resorts Finance will hold all of Wynn Resorts’ ownership interests in Wynn Las Vegas, LLC, which owns and operates the Wynn Las Vegas integrated resort in Las Vegas, Nevada (excluding certain leased retail space that is owned by Wynn Resorts directly), in Wynn Group Asia, which holds Wynn Resorts’ approximately 72% controlling interest in Wynn Macau, and in Wynn MA, LLC, which owns and operates the Encore Boston Harbor integrated resort in Everett, Massachusetts.

Wynn Resorts Finance plans to use the net proceeds from the offering, together with borrowings under the Senior Secured Credit Facilities, to (i) refinance the existing credit facilities of Wynn Resorts and Wynn America, LLC and (ii) pay related fees and expenses.

The Issuers will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Notes will offer the Notes only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or under any state securities laws. Therefore, the Issuers may not offer or sell the Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
This release contains forward-looking statements, including those related to the offering of Notes and the closing of the Senior Secured Credit Facilities and whether or not the Issuers will consummate the offering. Forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect Wynn Resorts’ financial results is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 and Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts nor the Issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE:
Wynn Resorts, Limited

CONTACT:
Vincent Zahn
702-770-7000
investorrelations@wynnresorts.com